                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
       FOR THE QUARTERS AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                             (DOLLARS IN MILLIONS)

                                                         QUARTER   NINE MONTHS
                                                        --------- -------------
                                                        1997 1996  1997   1996
                                                        ---- ---- ------ ------
EARNINGS:
Income from continuing operations before minority
 interests and income taxes............................ $183 $534 $1,678 $1,876
Fixed charges, excluding capitalized interest..........  159  152    461    468
                                                        ---- ---- ------ ------
                                                        $342 $686 $2,139 $2,344
                                                        ==== ==== ====== ======
FIXED CHARGES:
Interest charged to expense............................ $125 $119   $361   $371
Interest portion of rental expense and amortization of
 deferred loan costs...................................   34   33    100     96
                                                        ---- ---- ------ ------
Fixed charges, excluding capitalized interest..........  159  152    461    467
Capitalized interest...................................    3    7     12     21
                                                        ---- ---- ------ ------
                                                        $162 $159 $  473 $  488
                                                        ==== ==== ====== ======
Ratio of earnings to fixed charges..................... 2.12 4.32   4.52   4.80
                                                        ==== ==== ====== ======

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